MEIR S GABBAY
CERTIFIED PUBLIC ACCOUNTANT
10116 FARRCROFT DR
FAIRFAX, VA 22030

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders
nCoat, Inc.

I hereby consent to the use of my report dated June 13, 2007 with respect to the August 27, 2006 and August 28, 2005 financial statements of Metallic Ceramic Coatings, Inc. included in Registration Statement Number 333-144524 filed by nCoat, Inc. I alsoconsent to the use of my name and the reference to me in the Experts section of the Registration Statement.

/s/ Meir S. Gabbay
Meir S Gabbay
Farifax, Virginia
February 4, 2008